EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

July 19, 2004

CONTACT: Colleen McCann-Lillie

(509) 534 - 6200

AMBASSADORS GROUP ANNOUNCES EARNINGS INCREASE FOR SECOND QUARTER

Spokane, Wash. – July 19, 2004

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced an increase in fully diluted second quarter earnings ended June 30, 2004 of 40 percent. Earnings per share for the second quarter of 2004 were $1.26 per share compared to $0.90 in the second quarter of 2003. For the six months ended June 30, 2004, fully diluted earnings increased 42 percent, from $0.73 per share in 2003 to $1.04 in 2004.

Quarter Ended June 30, 2004

Gross program receipts increased 36 percent in the second quarter of 2004, from $53.7 million in 2003 to $72.8 million in 2004. Net revenue increased 42 percent in the second quarter of 2004, an increase from $18.2 million in 2003 to $25.9 million in 2004. The overall increase of gross program receipts and net revenue resulted from an increased number of delegates traveling during 2004.

The Company’s gross margin was 36 percent for the quarter ended June 30, 2004 compared to 34 percent for the same period of 2003. This increase was a direct result of cost management and program quality enhancements.

Operating expenses were $6.3 million in the second quarter of 2004, from $4.8 million in the comparable quarter of 2003. The increase of $1.5 million for the second quarter ended June 30, 2004 is primarily due to higher selling and tour promotion costs. These higher costs are the result of planned increases in marketing expenses associated with new and existing programs and additional personnel to support the increased number of delegates traveling in 2004.

The Company’s cash, cash equivalents and available-for-sale securities balances at June 30, 2004, and June 30, 2003 were $98.9 million and $69.1 million, respectively. The Company’s deployable cash at June 30, 2004 and June 30, 2003 was $40.1 million and $30.8 million, respectively (see definition on final page of the press release).

Six Months Ended June 30, 2004

For the six months ended June 30, 2004, gross program receipts increased 36 percent, from $56.3 million in 2003 to $76.9 million in 2004. For the six months ended June 30, 2004, net revenue increased 41 percent, from $19.2 million in 2003 to $27.1 million in 2004. The increase in gross program receipts and net revenue resulted from a greater number of delegates traveling in the first six months of 2004 compared to the first six months of 2003.

The Company’s gross margin was 35 percent for the six months ended June 30, 2004, compared to 34 percent for the same period of 2003. This increase was a direct result of cost management and program quality enhancements.

Operating expenses for the six months ended June 30, 2004 were $11.1 million compared to $8.6 million in 2003. The increase of $2.5 million was due primarily to higher selling and tour promotion costs. These higher costs are the result of planned increases in marketing expenses associated with new and existing programs and additional personnel to support the increased number of delegates traveling in 2004.

The Company’s cash, cash equivalents and available-for-sale securities balances at June 30, 2004, and December 31, 2003, were reported at $98.9 million and $67.5 million, of which $40.1 million and $32.9 million represented deployable cash (see definition on final page of the press release).

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “We are more than pleased with our financial results in 2004 so far. Due to our seasonality, the changes and improvements that we have been making to our operations, brand strength and financial management have not been fully visible outside of our organization. Our 46 percent quarter over quarter increase in net income reflects these changes.”

“While making these improvements over the last two years, we have been forward looking and positioning ourselves to capitalize on positive changes in the geopolitical and economic environment. Although some troubling global issues remain, there are developments in the world that have enabled us to safely travel over 16,000 delegates in the first half of 2004, compared to 12,000 delegates one year ago.”

“We have also made progress with capital deployment. We have initiated purchases of our own stock through the share repurchase program that was announced in May 2004. We have also issued $2.2 million in dividends year to date.”

“Throughout the last couple of years, we have enjoyed strong shareowner support and believe that support has been very helpful in allowing us to focus building shareowner value for the longer term. We look forward to continuing to grow with you.”

Ambassadors Group, Inc. will host a conference call to discuss results of operations and the outlook for 2004, Tuesday, July 20 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing (800) 884-5695, then entering the pass code: 54134039. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may dial (888) 286-8010 with the pass code of 90322944 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX web site. Replay access will be available beginning July 20 at 10:30 a.m. through July 27. Post-view web cast access will be available following the conference call through September 20, 2004.

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for variances between quarter-to-quarter results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to Ambassadors Group, Inc. 10K filed March 12, 2004, 10Q filed May 10, 2004 and proxy filed April 14, 2004.

The following summarizes the Company’s financial information for the quarters ended June 30, 2004 and 2003 (in thousands, except per share amounts):

	UNAUDITED
	Quarter ended June 30
	2004	2003
Gross program receipts	$72,760	$53,749

Net revenue	25,854	18,184

Operating expenses:
Selling and tour promotion	4,897	3,572
General and administration	1,382	1,214

Total operating expenses	6,279	4,786

Operating income	19,575	13,398

Other income, net	302	267

Income before tax	19,877	13,665
Income tax provision	6,758	4,646

Net income	$13,119	$9,019

Earnings per share – basic	$1.31	$0.91

Weighted average shares outstanding – basic	10,049	9,897

Earnings per share – diluted	$1.26	$0.90

Weighted average shares outstanding – diluted	10,423	10,069

The following summarizes the Company’s financial information for the six months ended June 30, 2004 and 2003 (in thousands, except per share amounts):

	UNAUDITED
	Six months ended June 30
	2004	2003
Gross program receipts	$76,859	$56,349

Net revenue	27,114	19,221

Operating expenses:
Selling and tour promotion	8,593	6,477
General and administration	2,544	2,168

Total operating expenses	11,137	8,645

Operating income	15,977	10,576

Other income, net	505	489

Income before tax	16,482	11,065
Income tax provision	5,604	3,762

Net income	$10,878	$7,303

Earnings per share – basic	$1.08	$0.74

Weighted average shares outstanding – basic	10,033	9,889

Earnings per share – diluted	$1.04	$0.73

Weighted average shares outstanding – diluted	10,415	10,046

The Company has a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes the Company’s balance sheets as of June 30, 2004, June 30, 2003 and December 31, 2003 (in thousands):

	UNAUDITED		AUDITED
	June 30		December 31
	2004	2003	2003
Assets
Cash and cash equivalents	$37,705	$40,341	$33,653
Available-for-sale securities	61,168	28,742	33,872
Foreign currency exchange contracts	499	1,928	5,209
Prepaid program costs and expenses	27,677	24,362	1,608
Other current assets	539	104	233

Total current assets	127,588	95,477	74,575
Property and equipment, net	3,742	1,688	2,966
Deferred tax asset	1,614	1,663	1,664
Other assets	115	70	116

Total assets	$133,059	$98,898	$79,321

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$20,147	$15,045	$4,435
Participants’ deposits	62,404	47,608	28,220
Deferred tax liability	45	598	1,690
Other current liabilities	3,947	—	3,575

Total current liabilities	86,543	63,251	37,920
Capital lease, long term	526	—	592

Total liabilities	87,069	63,251	38,512
Stockholders’ equity	45,990	35,647	40,809

Total liabilities and stockholders’ equity	$133,059	$98,898	$79,321

Deployable cash is a non-GAAP liquidity measure. The following summarizes the Company’s deployable cash as of June 30, 2004, June 30, 2003 and December 31, 2003 (in thousands):

	UNAUDITED		AUDITED
	June 30		December 31
	2004	2003	2003
Cash, cash equivalents and available-for- sales equivalents	$98,873	$69,083	$67,525
Prepaid program cost and expenses	27,677	24,362	1,608
Less: Participants’ deposits	(62,404)	(47,608)	(28,220)
Less: Accounts payable/accruals/other liabilities	(24,094)	(15,045)	(8,010)

Deployable cash	$40,052	$30,792	$32,903

Management believes this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities.